CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 10.16

December 20, 2023

Lisa Rojkjaer

[*]

Re: Employment Terms

Dear Lisa:

Rigel Pharmaceuticals, Inc. (the Company) is pleased to offer you the position of Executive VP, Chief Medical Officer (CMO) on the terms set forth in this letter.

This is a full-time, exempt position reporting to Raul Rodriguez, President/ CEO. You will be responsible for all duties customarily associated with this position and such duties as may be assigned to you by the Company from time to time. You will work remotely, and at our facility located at 611 Gateway Blvd, Suite 900, South San Francisco, California. Of course, the Company may change your position, duties and work location from time to time, as it deems necessary.

If you accept this offer (the "Agreement"), your annual salary will be $495,000 (Four Hundred Ninety Five Thousand Dollars and No Cents), less all required withholdings and any voluntary payroll deductions, which salary will be reviewed periodically. In addition, as a participant in Rigel's Annual Cash Incentive Plan (CIP), you will be eligible for an annual target bonus of 50% of your eligible wages earned within the fiscal year. The annual bonus is based upon the achievement of your individual and the Company's goals, as well as such other criteria, each as determined at the sole discretion of the Company. Additionally, you are eligible for the Company's Amended and Restated Severance Plan of 8/10/2023, attached here, or such similar plan as the Company may have in effect at the relevant time.

You will be eligible for the Company's standard benefits, available to similarly situated employees, including medical insurance, vacation, sick leave, and holidays, subject to the terms and conditions of such plans. Details about these benefits are included for your review. The Company may modify compensation and benefits from time to time, as it deems necessary.

Subject to the approval of Rigel's Board of Directors or its designee, and after commencement of your employment, you will be granted an option to purchase a total of 375,000 (Three hundred and seventy-five thousand) shares of the Company's common stock, which is comprised of three components: (1) 187,500 (one hundred eighty seven thousand, five hundred) shares which has a four year vesting period initiated on your start-date, 1/4th (onefourth) of the shares vest one year after your hire date, and 1/ 48th (one forty-eighth) of the shares vest monthly thereafter over the next three years ("time-based option grant") and (2) 93,750 (Ninety three thousand, seven hundred fifty) shares which will vest upon [*] ("performance-based option grant(s)") and (3) 93,750 (Ninety three thousand, seven hundred fifty) shares which will vest upon achieving [*] ("performance-based option grant(s)"). The strike price for the time-based and performance-based option grants shall be the same as the close price on NASDAQ on the day that your equity grant is approved by the Rigel Board of Directors or its designee.

Within 30 days of your date of hire, you will receive a sign-on bonus in the amount of $50,000 (fifty thousand), less all required withholdings. The Company will also reimburse weekly air travel expenses to and from South San Francisco and South San Francisco lodging expenses, in accordance with Company travel policies as applicable, estimated at approximately $50,000 (fifty thousand) per year, in addition to such business travel as your role may require. In addition, the Company will either pay for, or reimburse the cost of, applying for the necessary visa.

This offer is contingent upon Rigel receiving successful results from a background check conducted on you by our third-party vendor and your compliance with our COV ID-19 vaccination policy.

As a Rigel employee, you will be required to sign and comply with the Company Proprietary Information and Inventions Agreement, attached hereto as Exhibit 1, which prohibits unauthorized use or disclosure of Company proprietary information.

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by you and a Company officer.

You agree that, for one (1) year following the termination of your employment with the Company, you will not personally initiate or participate in the solicitation of any employee of the Company or any of its affiliates to terminate his or her relationship with the Company or any of its affiliates to become an employee for any other person or business entity.

To ensure rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all disputes or controversies, whether of law or fact of any nature whatsoever (including, but not limited to, all state and federal statutory and discrimination claims) arising from or regarding your employment or the termination thereof, or the interpretation, performance, enforcement or breach of this Agreement shall be resolved, pursuant to the Federal Arbitration Act, 9 U.S.C. § 1 -16, to the fullest extent permitted by law, by confidential, final and binding arbitration conducted by JAMS or its successor, under JAMS' then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rulesemployment-arbitration/) and conducted in San Francisco, California. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the "Excluded Claims"). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator's essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law . Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

This Agreement, including Exhibit 1, constitutes the complete, final, and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment. This Agreement is entered into without reliance upon any promise, warranty, or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, representations or agreements. It may not be amended or modified except by a written instrument signed by you and a duly authorized representative of the Company (except with respect to terms reserved to the Company's discretion). This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000

Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement. This Agreement shall be construed and interpreted in accordance with the laws of the State of California and shall be deemed drafted by both parties.

As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

We are very excited about your acceptance to our offer and look forward to you joining us [*]. Please sign and date this Agreement and Exhibit 1, [*]. Please feel free to call me at [*] if you have any questions or need more information. If you have specific benefits questions, please reach out to [*] at [*].

We look forward to a productive and enjoyable work relationship. Sincerely,

/s/ Raul Rodriguez

Raul Rodriguez President and CEO

Accepted:

/s/ Lisa Rojkjaer

Lisa Rojkjaer